SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                        Date of Report: July 18, 2002
                        (Date of earliest event reported)


                        PINNACLE PROPERTY GROUP, INC.
                       ---------------------------------
              Exact name of registrant as specified in its charter


          Delaware                    000-31017                 91-2026829
-----------------------------     ------------------         ----------------
State of other jurisdiction of    Commission File No.        I.R.S. Employer
incorporation or organization                                     ID No.


                    818 SW 3rd avenue, #231 Portland, OR 97204
             ------------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (877) 965-3366
                                                           --------------

                   500 108th Ave. NE, Bellevue, WA  98004
                   ------------------------------------------
          (Former name or former address if changed since last report)


Item 1.  ADDITION OF DIRECTOR TO REGISTRANT BOARD

         On July 10, 2002, the following individual was appointed as a Pinnacle Property Group, Inc. director:

                           Douglas B. Spink - Chairman

         Douglas B. Spink: Mr. Spink is an adviser on technology, corporate governance, and strategy issues to emerging and restructuring companies. Since early 2000, he has been engaged in several turnaround projects in the telecommunications and investment sectors. From early 2000 through December of 2001 he served as CEO of Seedling Technologies Corporation, which sought to pressure publicly-traded companies to adopt shareholder-friendly corporate governance policies. Prior to Seedling, Mr. Spink co-founded Webmodal.com, Inc., an integrated intermodal transportation brokerage which was sold to Enron Corporation for cash and stock in March of 2001.


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          In 1998 Mr. Spink founded Strategicus Partners, Inc., a technology and strategy consultancy. That company was acquired by The Stonepath Group, Inc. (Amex: STG) in mid-1999, at which point Mr. Spink joined the board of directors and became that company's Chief Technical Offer. Prior to Stategicus, Mr. Spink founded and served as CEO of athletica.com and Timberline Direct, a sports nutritional portal and direct marketing company, respectively. He sold both of these companies to a large Northwest retailer in 1998. Mr. Spink was formerly a consultant with the Boston Consulting Group and an analyst at Leo Burnett & Co., where he consulted in marketing with Fortune 100 companies.

         Mr. Spink earned his MBA in marketing from the University of Chicago, his BA in cultural anthropology from Reed College and is currently studying for his Ph.D. in Systems Science at Portland State University, with a research focus on quantitative theories of consciousness.


Item 2.  FORWARD STOCK SPLIT

         On July 10, 2002 Pinnacle's board of directors adopted via unanimous consent in lieu of special meeting a 1:1.72 forward stock split.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              PINNACLE PROPERTY GROUP, INC.



                                              By: /s/ Douglas B. Spink
                                                  ----------------------------
                                                   Douglas B. Spink, Chairman



Dated:  July 18, 2002
















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